As filed with the Securities and Exchange Commission on February 27, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Mylan N.V.

(Exact name of registrant as specified in its charter)

The Netherlands	2834	98-1189497
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Albany Gate, Darkes Lane

Potters Bar, Herts EN6 1AG

United Kingdom

Tel: +44 (0) 1707-853-000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mylan N.V. Amended and Restated 2003 Long-Term Incentive Plan (formerly Mylan Inc. Amended and Restated 2003 Long-Term Incentive Plan)

(Full Title of Plans)

John D. Sheehan

Executive Vice President and

Chief Financial Officer

Mylan Inc.

1000 Mylan Boulevard

Canonsburg, Pennsylvania 15317

(724) 514-1800

(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee(4)
Ordinary shares, nominal value €0.01 per share	55,300,000	N/A	$1,109,720,062.28	$8,844.19

(1)	Represents 13,252,588 ordinary shares of Mylan N.V. (the “Registrant”) to be issued pursuant to the exercise of outstanding stock options granted to participants under the Mylan N.V. Amended and Restated 2003 Long Term Incentive Plan (the “Plan”) and 42,047,412 ordinary shares of the Registrant subject to outstanding equity-based awards other than stock options or that remain available for issuance under the Plan.
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional ordinary shares as may be offered or issued under the Plan pursuant to this Registration Statement by reason of any stock split, stock dividends, or similar transactions or any other anti-dilutive or adjustment provisions of the Plan, as applicable.
(3)	Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(f)(2) and 457(h) under the Securities Act. With respect to the ordinary shares subject to outstanding equity-based awards other than stock options or that remain available for issuance under the Plan, pursuant to Rule 457(f), the Registrant estimates that the book value per share of the ordinary shares to be registered is equal to $15.20, based on the total number of outstanding shares as of February 26, 2015. This estimate assumes that Mylan Inc. will be a wholly owned indirect subsidiary of the Registrant and that the Registrant will acquire the non-U.S. developed markets specialty and branded generics business (the “Business”) of Abbott Laboratories (“Abbott”) following the completion of the transactions contemplated by the Amended and Restated Business Transfer Agreement dated as of November 4, 2014, among Abbott, Mylan Inc., the Registrant (formerly named New Moon B.V.) and Moon of PA Inc. The aggregate book value of Mylan Inc. is $3,406,300,000 and the aggregate book value of the Business is $2,345,000,000, each as of September 30, 2014, the latest practicable date prior to the filing of this Registration Statement. The book value per share upon which the registration fee is calculated does not indicate any anticipated market value upon the issuance of the ordinary shares. With respect to the 13,252,588 ordinary shares issuable pursuant to outstanding but unexercised stock options previously granted under the Plan, pursuant to Rule 457(h)(1) of the Securities Act, the proposed maximum offering price per share and proposed maximum aggregate offering price are based on the weighted average exercise price of such shares of $35.51.
(4)	Pursuant to Rule 457(p) of the Securities Act, the currently due registration fee for this Registration Statement is being offset by $120,105.09 in previously paid filing fees under the registration statement on Form S-8 (File No. 333-186933) filed by the Registrant’s wholly owned subsidiary, Mylan Inc., on February 28, 2013.

Explanatory Note

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed by Mylan N.V. (the “Registrant”), a public limited liability company (naamloze vennootschap) organized and existing under the laws of the Netherlands, as successor registrant to Mylan Inc. (“Predecessor”), a Pennsylvania corporation, with the Securities and Exchange Commission (the “Commission”) for the purpose of registering 55,300,000 of the Registrant’s ordinary shares, nominal value €0.01 per share, for issuance pursuant to the Mylan N.V. Amended and Restated 2003 Long-Term Incentive Plan (the “Plan”). On February 9, 2015, the Board of Directors and the shareholder of the Registrant approved the assumption of the Plan by the Registrant.

Part I

Information Required in the Section 10(a) Prospectus

Item 1.	Plan Information.

The documents containing the information specified in Part I will be sent or given to employees participating in the Plan, as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in the Section 10(a) prospectus), any other document required to be delivered to eligible participants pursuant to Rule 428(b) or additional information about the Plan is available without charge by contacting:

Mylan N.V.

Albany Gate, Darkes Lane

Potters Bar, Herts EN6 1AG

United Kingdom

Tel: +44 (0) 1707-853-000

Part II

Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant and Predecessor with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference into, and shall be deemed to be a part of, this Registration Statement:

1. Registrant’s final prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act on December 24, 2014;

2. Predecessor’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed on February 27, 2014, as updated by Mylan Inc.’s Current Report on Form 8-K filed on August 6, 2014;

3. Predecessor’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2014, June 30, 2014 and September 30, 2014, filed on May 1, 2014, August 7, 2014, and November 5, 2014, respectively;

4. Predecessor’s Current Reports on Form 8-K filed on February 28, 2014, March 7, 2014, March 17, 2014, April 11, 2014, July 14, 2014, August 1, 2014, August 6, 2014, October 16, 2014, October 22, 2014, November 5, 2014, December 29, 2014, January 14, 2015, January 28, 2015, January 29, 2015, January 30, 2015 and February 27, 2015; and

5. Registrant’s Current Reports on Form 8-K filed on February 27, 2015.

6. the information set forth under the heading “Description of New Mylan Ordinary Shares” included in Registrant’s Registration Statement on Form S-4 filed with the Commission on November 5, 2014, as amended on December 9, 2014 and December 23, 2014.

All documents subsequently filed by the Registrant and/or its predecessor with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement. Each document incorporated or deemed incorporated by reference into this Registration Statement shall be deemed to be a part of this Registration Statement from the date of the filing of such document with the Commission until the information contained therein is superseded or updated by any subsequently filed document which is incorporated or deemed incorporated by reference into this Registration Statement or by any document which constitutes a part of the prospectus relating to the Plan meeting the requirements of Section 10(a) of the Securities Act. Any such information so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4.	Description of Securities.

The class of securities to be offered under this Registration Statement is registered under Section 12(b) of the Exchange Act.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Registrant is a public limited liability company (naamloze vennootschap) organized and existing under the laws of the Netherlands.

Without prejudice to any indemnity to which such person may be contractually or otherwise entitled and to the fullest extent permitted by applicable Dutch law, as the same exists or may be amended (but, in the case of such amendment, only to the extent that such amendment permits the Registrant to provide broader indemnification rights than such law permitted the Registrant to provide prior to such amendment), the Registrant’s articles of association (the “Articles”) provide that the Registrant will indemnify any director or officer who was, is, or becomes in his or her capacity as director or officer a party or witness or is or becomes threatened to be made a party or witness to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, or administrative or any action, suit, or proceeding in order to obtain information, against any and all liabilities including all expenses (including attorneys’ fees), judgments, fines, amounts paid in settlement, and other financial losses, actually and reasonably incurred by him or her in connection with such action, suit, or proceeding.

Under Dutch law, indemnification generally may not be available to any person in respect of any claim, issue, or matter as to which such person will have been adjudged in a final and non-appealable judgment by a Dutch or other court of competent jurisdiction to be liable for intentional recklessness or willful misconduct in the performance of his or her duty to the Registrant unless such court determines that such person is fairly and reasonably entitled to such indemnification despite the adjudication of such liability, or to the extent any related costs and losses have been insured and reimbursed to such person under any applicable insurance policy. Also, indemnification may not be available in respect of any claim brought by the Registrant and for which the person is adjudged in a final and non-appealable judgment to be liable to the Registrant unless the court or the Registrant shall have determined that indemnification of some or all expenses incurred by such person is appropriate and permitted under applicable law.

The Registrant also has entered into indemnification agreements with each of its directors and certain of its officers that provide them with substantially similar indemnification rights to those provided under the Registrant’s Articles.

The Articles also provide that the Registrant may maintain an insurance policy which insures directors and officers against certain liabilities which might be incurred in connection with the performance of their duties. The Registrant currently maintains such a policy. The description of indemnity herein is merely a summary of the provisions in the Articles and other indemnification agreements, and such description shall not limit or alter the provisions in the Articles or other indemnification agreements.

The Shareholder Agreement dated as of February 27, 2015, among the Registrant Abbott and the Abbott subsidiaries named therein, provides for indemnification of the Registrant and its directors and officers by Abbott and such Abbott subsidiaries, and of Abbott and such Abbott subsidiaries and their respective directors and officers by the Registrant, against certain liabilities.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed herewith as part of this Registration Statement.

Exhibit No.	Description

4.1	Registrant’s Articles of Association, filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on February 27, 2015, and incorporated herein by reference.

4.2	Shareholder Agreement, filed as Exhibit 2.2 to the Registrant’s Current Report on Form 8-K filed on February 27, 2015, and incorporated by reference herein.

5.1	Opinion of Stibbe N.V. regarding the legality of the ordinary shares of the Registrant.

23.1	Consent of Stibbe N.V. (included in the legal opinion filed as Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

23.3	Consent of Deloitte & Touche LLP, independent auditor.

24.1	Power of Attorney (included on the signature page of this Registration Statement).

99.1	Mylan Inc. Amended and Restated 2003 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.4(a) to Predecessor’s Form 10-K for the fiscal year ended December 31, 2012, and incorporated herein by reference).

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

***

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on February 27, 2015.

MYLAN N.V.

By:	/s/ John D. Sheehan
	Name:	John D. Sheehan
	Title:	Executive Vice President and Chief Financial Officer

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed by the following duly authorized representative in the United States:

MYLAN N.V.

By:	/s/ John D. Sheehan
	Name:	John D. Sheehan
	Title:	Executive Vice President and Chief Financial Officer

Power of Attorney

Each of the undersigned officers and directors of the Registrant, a public limited liability company (naamloze vennootschap) organized and existing under the laws of the Netherlands, hereby constitutes and appoints, John D. Sheehan, and each of them, as his or her true and lawful attorney-in-fact and agent, severally, with full power of substitution and resubstitution, in his or her name and on his or her behalf, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power of authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert J. Coury Robert J. Coury	Non-Executive Director and Executive Chairman of the Board	February 27, 2015

/s/ Heather Bresch Heather Bresch	Chief Executive Officer and Executive Director (Principal Executive Officer)	February 27, 2015

Signature	Title	Date

/s/ John D. Sheehan John D. Sheehan	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Accounting Officer)	February 27, 2015

/s/ Rodney L. Piatt Rodney L. Piatt	Non-Executive Director, Lead Independent Director and Vice Chairman of the Board	February 27, 2015

/s/ Wendy Cameron Wendy Cameron	Non-Executive Director	February 27, 2015

/s/ Robert J. Cindrich Robert J. Cindrich	Non-Executive Director	February 27, 2015

/s/ JoEllen Lyons Dillon JoEllen Lyons Dillon	Non-Executive Director	February 27, 2015

/s/ Neil F. Dimick Neil F. Dimick	Non-Executive Director	February 27, 2015

/s/ Melina Higgins Melina Higgins	Non-Executive Director	February 27, 2015

/s/ Douglas J. Leech Douglas J. Leech	Non-Executive Director	February 27, 2015

/s/ Rajiv Malik Rajiv Malik	President and Executive Director	February 27, 2015

/s/ Joseph C. Maroon, M.D. Joseph C. Maroon, M.D.	Non-Executive Director	February 27, 2015

/s/ Mark W. Parrish Mark W. Parrish	Non-Executive Director	February 27, 2015

/s/ R.L. Vanderveen, Ph.D., R. Ph. R.L. Vanderveen, Ph.D., R. Ph.	Non-Executive Director	February 27, 2015

Exhibit Index

Exhibit No.	Description

4.1	Registrant’s Articles of Association, filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on February 27, 2015, and incorporated herein by reference.

4.2	Shareholder Agreement, filed as Exhibit 2.2 to the Registrant’s Current Report on Form 8-K filed on February 27, 2015, and incorporated by reference herein.

5.1	Opinion of Stibbe N.V. regarding the legality of the ordinary shares of the Registrant.

23.1	Consent of Stibbe N.V. (included in the legal opinion filed as Exhibit 5.1).

23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

23.3	Consent of Deloitte & Touche LLP, independent auditor.

24.1	Power of Attorney (included on the signature page of this Registration Statement).

99.1	Mylan Inc. Amended and Restated 2003 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.4(a) to Predecessor’s Form 10-K for the fiscal year ended December 31, 2012, and incorporated herein by reference).